UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016 (January 15, 2016)

Fortress Investment Group LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33294	20-5837959
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (212) 798-6100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 15, 2016, FIG LLC (the “Borrower”), a subsidiary of Fortress Investment Group LLC, terminated its existing $150.0 million senior secured revolving credit facility and entered into a new $275.0 million senior unsecured revolving credit facility (the “Credit Agreement”) with a $15.0 million letter of credit subfacility. At closing, after giving effect to the initial extensions of credit thereunder, approximately $197.3 million was available to be drawn. The Credit Agreement generally bears interest at an annual rate equal to LIBOR plus an applicable rate that fluctuates depending upon the credit rating for the Borrower’s non-credit enhanced, senior unsecured long-term debt (based upon the Borrower’s current credit rating the interest rate is equal to LIBOR plus 1.75% per annum), and a commitment fee on undrawn amounts that fluctuates depending upon such debt rating (based upon the Borrower’s current credit rating the commitment fee is 0.25% per annum), as well as other customary fees. The obligations under the Credit Agreement mature in January 2021. The obligations under the Credit Agreement are guaranteed on a joint and several basis by Fortress Operating Entity I LP, Principal Holdings I LP and certain of their wholly-owned material domestic subsidiaries.

Increases in the interest rate on the debt obligations under the Credit Agreement, whether through amendments, refinancings, increases in LIBOR, or a downgrade of the Borrower’s credit rating, may result in a direct reduction in our earnings and cash flow from operations and, therefore, our liquidity.

The Borrower and the guarantors under the Credit Agreement are required to prepay any amounts outstanding under the Credit Agreement upon the occurrence of certain events.

The events of default under the Credit Agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, and change of control. A default under the Credit Agreement would likely have a material, adverse impact on our liquidity.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of the Borrower, the guarantors and certain of their subsidiaries to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies or transfer all or substantially all of their respective assets, transfer or sell assets, make restricted payments, and incur restrictions on the payment of dividends or other distributions. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. In addition, the Borrower must not:

•	Permit AUM (as defined as Management Fee Earning Assets in the Credit Agreement) to be less than $30.0 billion as of the end of any fiscal quarter;

•	Permit the Consolidated Leverage Ratio (a measure of Adjusted Net Funded Indebtedness compared to Consolidated EBITDA, each such term as defined in the Credit Agreement) to be greater than 2.50 to 1.0 as of the end of any fiscal quarter for the four-quarter period ending on such date; or

•	Permit the Consolidated Interest Coverage Ratio (a measure of Consolidated EBITDA compared to Consolidated Interest Charges, each such term as defined in the Credit Agreement) to be less than 4.00 to 1.0 as of the end of any fiscal quarter for the four-quarter period ending on such date.

Item 1.02.	Termination of a Material Definitive Agreement.

The information included in Item 1.01 above is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fortress Investment Group LLC

/s/ David N. Brooks
David N. Brooks
General Counsel

Date: January 19, 2016